UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): February 3, 2025
Coronado Global Resources Inc. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	000-56044 (Commission File Number)	83-1780608 (IRS Employer Identification No.)

Level 33, Central Plaza One, 345 Queen Street Brisbane, Queensland, Australia (Address of principal executive offices)	4000 (Zip Code)

Registrant’s telephone number, including area code: (61) 7 3031 7777

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Operating Officer

On February 3, 2025 (February 4, 2025 in Australia), the Board of Directors (the “Board”) of Coronado Global Resources Inc. (the “Company”) appointed Craig Manz as the Chief Operating Officer of the Company, effective as of March 17, 2025 (the “Effective Date”).

Mr. Manz, age 54, has served as Vice President, Operations of Compass Minerals International, Inc., a minerals production company, since January 2022. He previously served as Executive Head, Underground Operations at Anglo American plc, a multinational mining company, in Brisbane, Queensland, from December 2020 to January 2022 and as Project Director from July 2020 to December 2020. In addition, he served as General Manager at the Appin Mine at South32, a mining and metals company, from July 2018 to July 2020 and General Manager and Site Senior Executive at Anglo American plc from July 2014 to June 2018. Prior to that, he served in various management roles at Discovery Metals Botswana, Vale Coal Australia, BHP Billiton Mitsubishi Alliance, Anglo American plc and BHP Billiton Illawarra Coal. Mr. Manz holds a graduate diploma in maintenance management and a Master of Business Administration from Central Queensland University.

There are no reportable family relationships or related party transactions (as defined in Item 404(a) of Regulation S-K) involving the Company and Mr. Manz.

The terms of Mr. Manz’s appointment shall be governed by a contract of employment agreement, dated as of February 3, 2025, between Curragh Queensland Mining Pty Ltd (“Curragh”) and Mr. Manz (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Manz’s annual total employment cost (“TEC”) will be AU$780,000 per annum, which includes Australian statutory defined contribution superannuation contributions made on Mr. Manz’s behalf. Mr. Manz will also receive a sign-on payment of AU$50,000, which will be paid with the first payroll after the Effective Date. Mr. Manz will also receive an initial grant of performance stock units with a target value of AU$600,000 to be tested and earned based on the achievement of performance goals for the 2024 to 2026 performance period. Mr. Manz will also participate in the Company’s executive retention plan with a total award value based on a percentage of his TEC at the time of payment, to be paid 20% at the end of 2025, 40% at the end of 2026 and 40% at the end of 2027, in each case subject to his continued employment through such dates. Additionally, Mr. Manz will be eligible to participate in incentive arrangements offered by the Company from time to time to senior executives.

Mr. Manz’s employment can be terminated by either him or Curragh by giving the other party three months’ written notice (or by Curragh making payment in lieu of part or all of his notice period). If Mr. Manz terminates his employment without the required notice, he must pay Curragh an amount equal to his compensation for the balance of the notice period not served. In addition to any notice payments, Mr. Manz’s severance arrangement will provide for six months’ wages and superannuation contributions in the event of a termination by Curragh other than in certain specified egregious situations providing for immediate termination. If Mr. Manz is terminated by reason of redundancy, he is entitled to receive retrenchment benefits in accordance with Australian legislation. Mr. Manz is also subject to post-termination restrictions on competing with the Company or any subsidiary and/or soliciting its employees and customers for a period of one year following termination of his employment.

Appointment of Chief Development Officer

On February 3, 2025 (February 4, 2025 in Australia), in connection with Mr. Manz’s appointment as Chief Operating Officer of the Company, Board appointed Jeffrey D. Bitzer, the Company’s current Group Chief Operating Officer, to the position of Chief Development Officer, with such appointment to be effective as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Coronado Global Resources Inc.

By:	/s/ Douglas G. Thompson
Name:	Douglas G. Thompson
Title:	Chief Executive Officer

Date:	February 5, 2025